Exhibit 10.2

GROUND LEASE

This Ground Lease (“Lease”) is made and entered into as of August 29, 2006, by and between CARPINTERIA BLUFFS, LLC, a Colorado limited liability company (“Lessor”) and VENOCO, INC, a Delaware corporation (“Lessee”).

RECITALS

A.                                   Pursuant to that certain Dividend Distribution Agreement, dated as of August 29, 2006 by and among Timothy M. Marquez and Bernadette B. Marquez, as trustees of the Marquez Trust, under Trust Agreement dated February 26, 2002, as amended (“Trust”), Lessor and Lessee  (“Distribution Agreement”), Lessor has acquired from Lessee and now owns (i) an undivided one hundred percent (100%) fee interest in that certain real property improved with oil and gas processing facilities owned by Lessee (“Processing Facilities”), located in the City of Carpinteria, County of Santa Barbara, consisting of approximately forty six (46) acres, comprised of five (5) separate parcels designated with APN(s) 001-170-003, 001-170-004, 001-170-022, 001-170-023, and 001-170-014 (collectively, “Facilities Parcels”), and (ii) an undivided fifty percent (50%) fee interest (“Venoco Parking Parcel Interest”) in that certain real property improved with parking and access facilities for the Casitas pier (“Casitas Pier”), located in the City of Carpinteria, County of Santa Barbara, consisting of approximately ten (10) acres, comprised of one (1) parcel designated with APN 001-170-021 (“Parking Parcel”).  As used in this Agreement the term “Premises” (i) shall refer collectively to the Facilities Parcels and the Venoco Parking Parcel Interest, and (ii) shall not include any of the improvements, Processing Facilities (such improvements and Processing Facilities collectively, the “Reserved Improvements”), oil and gas leases, or mineral interests located on, or appurtenant to, or part of, the Facilities Parcels and the Venoco Parking Parcel Interest.  The Premises is further described in the attached Exhibit A.  ExxonMobil Corporation owns the other undivided fifty percent (50%) interest in the Parking Parcel (“Exxon Parking Parcel Interest”).

B.                                     Lessee is a party to that certain Purchase and Sale Agreement, dated as of November 4, 1998, by and among Chevron U.S.A. Inc., a Pennsylvania corporation (“CUSA”), Chevron Pipe Line Company, a Delaware corporation (“CPL” and together with CUSA “Chevron”), Ellwood Pipeline, Inc., a California corporation (“Ellwood”), and Lessee, as amended by that certain First Amendment to Purchase and Sale Agreement, dated as of January 13, 1999, by and among the same parties described in this Recital B (collectively, “Purchase Agreement”) pursuant to which Lessee acquired the Premises from Chevron.

C.                                     Pursuant to the Purchase Agreement, (i) Chevron and Lessee each have certain environmental clean up and indemnity obligations with respect to the Premises, (ii) the Premises is subject to a first priority deed of trust (“Chevron Deed of Trust”) in favor of Chevron securing the performance of Lessee’s abandonment obligations under the Purchase Agreement, and (iii) the Premises is subject to certain transfer restrictions and options to purchase in favor of Chevron.

D.                                    Pursuant to the Distribution Agreement, Lessor has an option to purchase from Lessee the Exxon Parking Parcel Interest if such interest is first obtained by Lessee.

E.                                      Pursuant to the Distribution Agreement, Lessee has reserved from the conveyance of the Premises to Lessor: (i) all interests in the mineral rights in the Premises owned by Lessee (“Venoco Minerals”), with the right of surface entry to explore for, remove, extract, or otherwise exploit such minerals, (ii) all interests in the mineral rights in the Premises owned by other parties and leased by Lessee (“Leased Minerals”), with the right of surface entry to explore for, remove, extract, or otherwise exploit such minerals, (iii) the lessor’s interest in all leases and all income received by Lessee from any leases, including oil and gas leases, which encumber the Premises, and (iv) all Reserved Improvements located on or appurtenant to the Premises (collectively, “Property Reservations”).

F.                                      Pursuant to the Distribution Agreement, Lessor has accepted the conveyance of the Premises to Lessor subject to the following, in addition to the Property Reservations:  (i) the Chevron Deed of Trust, (ii) obligations of Lessee under the Purchase Agreement respecting the Property, and (iii) any other liens, encumbrances, leases, tenancies or other rights of possession, oil and gas leases, reservations, exceptions, charges, easements, rights, rights of way, covenants, conditions, and restrictions which are (a) currently of record as reflected in the title report for the Premises, or (b) not of record but existing as encumbrances against the Premises resulting from Lessee’s use of the Premises (collectively, “Property Encumbrances”).

G.                                     Pursuant to that certain Development Agreement, dated as of August 29, 2006 by and between Lessor and Lessee (“Development Agreement”), Lessor may desire for Lessee (i) to relocate and consolidate the Processing Facilities (“Processing Facilities Relocation”) into and within an approximate two (2) acre portion of the Premises (“Relocation Parcel”), (ii) to have the right to use approximately two (2) acres of the Parking Parcel as a parking and access area for the Casitas Pier (“Access Parcel”), (iii) to have adequate vehicular and utility rights-of-way, easements and access to the Relocation Parcel and the Access Parcel (“Access and Utilities Easements”), and (iv) upon completion of the Processing Facilities Relocation, to terminate the Lease and enter into a new ground lease for the Relocation Parcel and the Access Parcel.

H.                                    Pursuant to the Development Agreement, if Lessee fails to complete the Processing Facilities Relocation within the time frames described in the Development Agreement, the rent payable to Lessor pursuant to this Lease shall be adjusted to the fair rental value of the Premises (“Rent Adjustment”).

I.                                         Pursuant to the Distribution Agreement, Lessor and Lessee have agreed to enter into this Lease.

NOW, THEREFORE, for the reasons set forth herein above, and in consideration of the obligations of the parties under the Distribution Agreement and the mutual promises and agreements of Lessor and Lessee hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree as follows:

I.                                         LEASE; ADDITION TO PREMISES

Lessor does hereby lease and grant the Premises to Lessee, for the term provided herein and on the terms and conditions provided herein, and Lessee does hereby accept and hire the Premises from Lessor for the term provided herein and on the terms and conditions provided herein.  The Premises shall include the Exxon Parking Parcel Interest, if Lessor acquires such interest prior to the completion of the Processing Facilities Relocation.

II.                                     IMPROVEMENTS

Lessee is the owner of the Reserved Improvements which shall be referred to also as “Improvements” in this Lease.

III.                                 TERM

The term of this Lease (“Term”) is twenty (20) years, commencing on the Close of Escrow as defined in the Distribution Agreement (“Commencement Date”), unless otherwise modified pursuant to the Development Agreement; provided that, unless otherwise agreed upon by Lessor and Lessee or unless the Lease is otherwise terminated as provided herein, the Term shall continue until the termination of the Transfer Restrictions as defined in Section 2(a) of the Distribution Agreement; provide further that under no circumstance shall the term of this Lease be more than ninety nine (99) years from the Commencement Date.

IV.                                 USE

Lessee may use the Premises as (i) for the use, operation, maintenance, repair, improvement, and replacement from time to time of the Processing Facilities, and (ii) for drilling and similar activities necessary or desirable in connection with the exploration, evaluation, removal, and processing of the Venoco Minerals and the Leased Minerals, (iii) for parking and access, and (iv) for such other and additional similar uses as are necessary or desirable in connection with the foregoing uses or incidental thereto.

The parties acknowledge that in order for Lessee to carry out its intended use of the Premises, it may be necessary or desirable to obtain use, zoning, or other land use permits or approvals relating to the Premises.  Lessor agrees, from time to time on the reasonable request of Lessee and at Lessee’s sole cost and expense, to execute such documents, petitions, and authorizations as may be necessary or appropriate in order to obtain such subdivisions, zoning changes, land use permits and approvals.

V.                                     RENT

Lessee shall pay, without abatement, deduction, or offset, as annual rent, beginning on the commencement date and continuing throughout the term of this Lease, the sum of One Dollar ($1.00) per year, payable in advance on the first day of each lease year, unless otherwise modified by the Rent Adjustment pursuant to Section 4(a) of the Development Agreement.

VI.                                 TAXES

Lessee shall pay, without abatement, deduction, or offset, all real and personal property taxes, general and special assessments, and other charges of every description levied on or assessed against the Premises, Improvements, personal property located on or in the Premises or

Improvements, the leasehold estate, or any subleasehold estate, to the full extent of installments falling due during the term, whether belonging to or chargeable against Lessor or Lessee. Lessor and Lessee shall mutually cooperate in order to notify the taxing authority to directly bill Lessee for all such payments.  Lessee shall make all such payments directly to the taxing authority before delinquency and before any fine, interest, or penalty shall become due or be imposed by operation of law for their nonpayment.  If, however, applicable law permits the payment of any or all of the above items in installments (whether or not interest accrues on the unpaid balance), Lessee may, at Lessee’s election, utilize the permitted installment method, but shall pay each installment with any interest before delinquency.  All payments of taxes or assessments or both, including permitted installment payments, shall be prorated for the tax or assessment year in which the Lease commences and terminates.

Lessee may contest the legal validity or amount of any taxes, assessments, or charges for which Lessee is responsible under this Lease, and may institute such proceedings as Lessee considers necessary.  If Lessee contests any such tax, assessment or charge, Lessee may withhold or defer payment or pay under protest, but shall protect Lessor and the Premises from any lien created by such withholding, deferment or protest by providing Lessor an adequate surety bond or other appropriate security.

Lessor appoints Lessee as Lessor’s attorney-in-fact for the purpose of making all payments to any taxing authorities and for the purpose of contesting any taxes, assessments, or charges, conditioned on Lessee’s preventing any liens from being levied on the premises or on Lessor (other than the statutory lien of California Revenue and Taxation Code Section 2187).

Lessee’s obligation to pay taxes or assessments levied or charged against the Premises or Improvements or against specified personal property shall not include the following, whatever they may be called:  business, income, or profits taxes levied or assessed against Lessor by federal, state or other governmental agency; estate, succession, inheritance, or transfer taxes of Lessor; or corporation, franchise or profits taxes imposed on the corporate owner of the fee title of the Premises.  If, however, during the term of this Lease, taxes are imposed, assessed or levied on the rent derived from the Premises in lieu of all or any part of real property taxes, personal property taxes or real and personal property taxes that Lessee would have been obligated to pay under the foregoing provisions, and the purpose of the new taxes is more closely akin to that of an ad valorem or use tax than to an income or franchise tax on Lessor’s income, Lessee shall pay the taxes as provided above for property taxes and assessments.

Lessee shall furnish to Lessor, at least 10 days before the date when any tax, assessment or charge would become delinquent, receipts or other appropriate evidence establishing their payment. Lessee may comply with this requirement by retaining a tax service to notify Lessor whether the taxes have been paid.

VII.                             RIGHT OF ENTRY

Lessor shall have the right to enter the Premises in order to inspect the Premises or to show the Premises to prospective purchasers or lenders.  Lessor shall give Lessee reasonable prior notice of such entry, and except in the case of an emergency, Lessor shall be accompanied by a representative of Lessee.

VIII.                         REMOVAL OF IMPROVEMENTS

At the expiration or sooner termination of the term of this Lease, Lessee shall remove the Improvements and all personal property located on the Premises and shall restore the Premises in the manner contemplated by the Purchase Agreement.  Any and all Improvements remaining on the Premises after (i) the completion of the Processing Facilities Relocation on such portion of the Premises and (ii) transfer of the operation and control of such portion of the Premises to Lessor, shall be deemed transferred by Lessee to Lessor if Lessor retains such Improvements.

IX.                                COMPLIANCE WITH LAWS

Lessee shall comply, and shall ensure that all of its officers, directors, shareholders, employees, agents, representatives, suppliers, contractors and subcontractors comply, with all applicable laws, ordinances, rules, orders and regulations in the conduct of any activity related to Lessee’s use and operation of the Premises.

X.                                    REPAIR AND MAINTENANCE

Throughout the term, Lessee shall, at Lessee’s sole cost and expense, maintain the Premises and all Improvements in good condition and repair, ordinary wear and tear excepted, and in accordance with all applicable laws, rules, ordinances, orders and regulations of (i) federal, state, county, municipal, and other governmental agencies and bodies having or claiming jurisdiction and all their respective departments, bureaus, and officials; (ii) the insurance underwriting board or insurance inspection bureau having or claiming jurisdiction; and (iii) all insurance companies insuring all or any part of the Premises or Improvements or both.

Nothing in this provision defining the duty of maintenance shall be construed as limiting any right given elsewhere in this Lease to alter, modify, demolish, remove, or replace any improvement, or as limiting provisions relating to condemnation.

XI.                                ALTERATIONS.

Lessee shall have the right to make all repairs, alterations, additions or reconstructions of the Improvements on the Premises without the prior approval of Lessor.  Lessee shall provide three (3) months prior notice to Lessor of (i) material additions of Improvements or (ii) material alterations to Improvements.

XII.                            ENCUMBRANCES.

A.                                                      Condition of Encumbrances.  The Lessee may, at any time, or from time to time, during the term hereof mortgage or otherwise encumber its interest in this Lease and in the leasehold estate created hereunder and/or the Improvements upon and subject to the following conditions:

1.                                      No deed of trust, mortgage or other encumbering instrument (hereinafter referred to as “Leasehold Mortgage”) shall extend to or otherwise affect the fee, reversionary interest or estate of Lessor in and to the Premises and the Leasehold Mortgage and all rights acquired under it shall be subject to each and all of the covenants, conditions and restrictions stated in this Lease and to all rights and interests of Lessor, except as otherwise provided in this Lease. Should there be any conflict between the provisions of the Lease, and of any Leasehold Mortgage executed by Lessee, the provisions of this Lease shall control.

2.                                      Either prior to or concurrent with the recordation of the Leasehold Mortgage, Lessee shall cause a fully conformed copy thereof and of the note secured thereby to be delivered to Lessor together with a written notice containing the name and post office address of the mortgagee, trustee, beneficiary or other holder of the beneficial interest in the Leasehold Mortgage (hereinafter referred to as “Leasehold Mortgagee”).

3.                                      Lessor agrees that it will not terminate this Lease because of any default or breach hereunder on the part of the Lessee if the Leasehold Mortgagee, or the trustee under such Leasehold Mortgage, within thirty (30) days after service of written notice on the Leasehold Mortgagee by Lessor of Lessor’s intention to terminate this Lease for such breach or default, shall:

(a)                                    Cure such breach or default if the same can be cured by the payment or expenditure of money provided to be paid under the terms of this Lease, or if such default or breach is not so curable, commence, and thereafter pursue to completion, the steps and proceedings for foreclosure by sale, or by exercise of power of sale pursuant to and under the Leasehold Mortgage, of the leasehold estate hereunder; and

(b)                                   Keep and perform all of the covenants and conditions of this Lease requiring the payment or expenditure of money by Lessee until such time as the leasehold estate created hereunder shall be sold upon foreclosure, or by the exercise of a power of sale, or shall be released or reconveyed under the Leasehold Mortgage; provided, however, that if the Leasehold Mortgagee shall fail or refuse to comply with the conditions of this Section XII, then and thereupon Lessor shall be released from the covenants of forbearance herein contained with respect to such breach or default.

4.                                      Lessor shall not be obligated to subordinate its interest in the Premises to any Leasehold Mortgagee.

5.                                      No Leasehold Mortgage shall limit the ability of Lessor and Lessee to modify the term of this Lease pursuant to the Development Agreement.

B.                                                        Condition of Financing.

As to any Leasehold Mortgage, Lessor consents to a provision therein, at the option of the Leasehold Mortgagee, (1) for an assignment of Lessee’s share of the net proceeds from any award or other compensation resulting from a total or partial (other than temporary) taking of the Premises by condemnation, (2) for the entry of the Leasehold Mortgagee upon the Premises during business hours, without notice to Lessor or Lessee, to view the state of the Premises, (3) that a default by Lessee under this Lease shall constitute a default under the Leasehold Mortgage, (4) for an assignment of Lessee’s right, if any, to terminate, cancel, modify, change, supplement, alter or amend this Lease, (5) for an assignment of any sublease to which the Leasehold Mortgage is subordinated, and (6) effective upon any default in any such Leasehold Mortgage, (i) for the foreclosure of the Leasehold Mortgage pursuant to a power of sale, by judicial proceedings or other lawful means and the subsequent sale of the leasehold estate to the purchaser at the foreclosure sale and a sale by such purchaser if the purchaser is the Leasehold Mortgagee (ii) for the appointment of a receiver, irrespective of whether the Leasehold Mortgagee accelerates the maturity of all indebtedness secured by the Leasehold Mortgage, (iii) for the right of the Leasehold Mortgagee or the receiver to enter and take possession of the Premises as a lessee pursuant to the Lessee’s leasehold interest in the Premises in order to manage and operate the Premises and to collect the subrentals, issues and profits therefrom and to cure any default under the Leasehold Mortgage or any default by Lessee under this Lease, and (iv) for an assignment of Lessee’s right, title and interest in and to any deposit of cash, securities or other property which may be held to secure the performance of covenants, conditions and agreements contained in this Lease, the premiums for or dividends upon any insurance provided for the benefit of any Leasehold Mortgagee or required by the terms of this Lease, as well as in all refunds or rebates of taxes or assessments upon or other charges against the Premises, whether paid or to be paid.

C.                                                        No Surrender of Leasehold.

For the benefit of the holder of any Leasehold Mortgage, Lessor agrees not to accept a voluntary surrender of this Lease at any time while such Leasehold Mortgage shall remain a lien on said leasehold; and Lessor and Lessee further agree for the benefit of any such Leasehold Mortgagee that, so long as any such Leasehold Mortgage shall remain a lien on said leasehold, Lessor and Lessee will not subordinate or subject this Lease to any mortgage that may hereafter be placed on the fee or amend or alter any terms or provisions of this Lease or consent to any prepayment of any minimum rental without securing the prior written consent of such Leasehold Mortgagee.

D.                                                       Notices.

Lessor shall send by certified or registered mail to any Leasehold Mortgagee, a notice of any default by Lessee under this Lease at the same time as and whenever any such notice of default shall be given by Lessor to Lessee, addressed to such Leasehold Mortgagee at the address last furnished to Lessor. No notice by Lessor shall be deemed to have been given unless and until a copy thereof shall have been so given to such Leasehold Mortgagee. Lessee irrevocably directs that Lessor accept, and Lessor agrees to accept, performance and compliance by any such Leasehold Mortgagee of and with any term, covenant, agreement, provisions, condition or limitation on Lessee’s part to be kept, observed or performed hereunder with the same force and effect as though kept, observed or performed by Lessee.

E.                                                         Transfer of Leasehold.

The prior written consent of Lessor shall not be required:

1.                                      To a transfer of this Lease at foreclosure sale under the Leasehold Mortgage, under judicial foreclosure or by an assignment in lieu of foreclosure; or

2.                                      To the transfer of the Lease and the leasehold estate under this Lease by the Leasehold Mortgagee if the Leasehold Mortgagee has purchased the same at such foreclosure sale;

provided that in either such event the Leasehold Mortgagee forthwith gives notice to Lessor in writing of any such transfer, setting forth the name and address of the transferee, the effective date of such transfer and including the express agreement of the transferee assuming and agreeing to perform all of the obligations of this Lease, together with a copy of the document by which such transfer was made.  Any such transferee under subparagraph 1 above shall be liable to perform the obligations of Lessee under this Lease only so long as such transferee holds title to the leasehold, provided that upon any conveyance of title, such transferee’s transferee expressly assumes and agrees to perform all of the obligations of this Lease. Any subsequent transfer of the leasehold shall be subject to the conditions relating to assignment as set forth in this Lease.

F.                                                         Request for Notice.

Upon and immediately after the recording of the Leasehold Mortgage, Lessee, at Lessee’s expense, shall cause to be recorded in the office of the Santa Barbara County Recorder, a written request duly executed and acknowledged by Lessor for a copy of any notice of default and of any notice of sale under the Leasehold Mortgage.

G.                                                        No Merger.

In the event that the title to Lessor’s estate and to Lessee’s estate shall be acquired by the same person, firm or entity, other than as a result of termination of this Lease, no merger shall occur if the effect of such merger would impair the lien of any Leasehold Mortgage.

H.                                                       Estoppel Certificates.

Lessor agrees that upon request of the Leasehold Mortgagee, it will execute and deliver to any person, firm or entity a certificate stating that this Lease is in full force and effect and that the documents creating or evidencing said leasehold estate are true and correct copies and not incomplete, provided that such be the case.

I.                                                            Insurance Endorsement.

Lessor agrees that any policy of hazard insurance in favor of Lessor shall contain an endorsement waiving the insurer’s right of subrogation as against the Leasehold Mortgagee and the Lessee.

J.                                                           Amendments to Lease.

In the event that in connection with any financing or refinancing of the leasehold estate by Lessee any Leasehold Mortgagee requests any changes or additions to this Lease, Lessor and Lessee shall amend this Lease to include such changes or additions provided that such changes or additions do not impair Lessor’s rights hereunder, increase Lessor’s obligations hereunder or decrease the value of this Lease.

XIII.                        ASSIGNMENT AND SUBLETTING

A.                                                      Assignment.  Subject to the provisions of Section XII hereof, Lessee shall not assign, transfer, or encumber this Lease without the prior written consent of Lessor, which shall not be unreasonably withheld.  Notwithstanding the foregoing, Lessee shall have the absolute right to assign or transfer the Lease to an affiliated successor in interest, which shall include a corporation that controls or is controlled by Lessee or to another corporation in connection with a corporate reorganization, merger or consolidation.

B.                                                        Subletting.  Subject to the provisions of Section XII hereof, Lessee shall not (i) sublet any portion of the Premises, or (ii) change the terms of any existing ground lease or sublease encumbering the Premises, without the prior written consent of Lessor, which shall not be unreasonably withheld.  Each new sublease shall contain a provision requiring sublessee to attorn to Lessor or, in the event of any proceeding to foreclose any leasehold mortgage, to the Leasehold Mortgagee, or any person designated in a notice from Leasehold Mortgagee, if Lessee defaults under this Lease and if the sublessee is notified of Lessee’s default and instructed to make sublessee’s rental payments to Lessor or Leasehold Mortgagee or designated person as in this paragraph.

XIV.                        INSURANCE

A.                                                      Property Insurance.  Throughout the term, at Lessee’s sole cost and expense, Lessee shall keep or cause to be kept insured, for the mutual benefit of Lessor and Lessee, the Premises and the Improvements against loss or damage by fire and such other risks as are now or hereafter included in an extended coverage endorsement in common use for commercial property, including vandalism and malicious mischief.  The amount of the insurance shall be at least 90% of the then actual replacement cost (herein “full insurable value”).

B.                                                        Builder’s Risk Insurance.  Before commencement of any demolition or construction, Lessee shall procure, and shall maintain in force until completion and acceptance of the work, “all risks” builder’s risk insurance including vandalism and malicious mischief, covering Improvements in place and all material and equipment at the job site furnished under contract, but excluding contractor’s, subcontractor’s, and construction manager’s tools and equipment and property owned by contractor’s or subcontractor’s employees, with limits customary at the time for similar projects for all work at the job site.

C.                                                        Liability Insurance.  Throughout the term, at Lessee’s sole cost and expense, Lessee shall keep or cause to be kept in force, for the mutual benefit of Lessor and Lessee, comprehensive broad form general public liability insurance against claims and liability for personal injury, death, or property damage arising from the use, occupancy, disuse, or condition of the Premises, Improvements, or adjoining areas or ways, providing protection of at least $5,000,000.00 for bodily injury or death to any one person, at least $10,000,000.00 for any one accident or occurrence, and at least $10,000,000.00 for property damage.  The minimum insurance liability limits provided in this Section XIV shall be adjusted upward or downward as of the Effective Date and every 5 years thereafter (adjustment date) in accordance with percentage changes from the Effective Date to the adjustment date in the Los Angeles-Anaheim-Riverside All

Items Index for All Urban Consumers (1982-84 = 100) or successor published by the United States Department of Labor, Bureau of Labor Statistics.

D.                                                       Onshore Terrorism.  Throughout the term, at Lessee’s sole cost and expense, Lessee shall keep or cause to be kept in force, for the mutual benefit of Lessor and Lessee, a comprehensive insurance policy of onshore terrorism in the amount of $29,950,000.

E.                                                         Insurance Policies.  All insurance required by express provisions of this Lease shall be carried only in responsible insurance companies licensed to do business in the state of California and which have been previously approved by Lessor.  All such policies shall be nonassessable and shall contain language, to the extent obtainable, to the effect that: (i) any loss shall be payable notwithstanding any act or negligence of Lessor that might otherwise result in a forfeiture of the insurance; (ii) the insurer waives the right of subrogation against Lessor and against Lessor’s agents and representatives; (iii) the policies are primary and noncontributing with any insurance that may be carried by Lessor; and (iv) the policies cannot be canceled or materially changed except after 30 days’ notice by the insurer to Lessor or Lessor’s designated representative. Lessee shall furnish Lessor with copies of all such policies promptly on receipt of them, or with certificates evidencing the insurance.  Lessee shall provide Lessor proofs of such policies upon the Commencement Date.  Lessee may effect for its own account any insurance not required under this Lease. Lessee may provide any insurance required or permitted under this Lease by blanket insurance covering the Premises and any other location or locations provided it is acceptable to any Leasehold Mortgagees.

If Lessee fails or refuses to procure or to maintain insurance as required by this Lease or fails or refuses to furnish Lessor with required proof that the insurance has been procured and is in force and paid for, Lessor shall have the right, at Lessor’s election and without notice, to procure and maintain such insurance. The premiums paid by Lessor shall be treated as added rent due from Lessee with interest at the maximum rate allowed by law, to be paid on the first day of the month following the date on which the premiums were paid. Lessor shall give prompt notice of the payment of such premiums, stating the amounts paid and the names of the insurer or insurers, and interest shall run from the date of the notice.

F.                                                         Indemnity.  Lessee shall indemnify, defend, and hold harmless Lessor and Lessor’s employees, agents and representatives from any loss, damage, claim, cost, lien, action, suit, liability, or judgment (including, without limitation, attorneys’ fees and costs) arising from, resulting from, or in any way related to the Lessee’s use of the Premises.  This indemnity shall survive the termination of this Lease.

XV.                            DAMAGE AND DESTRUCTION

Lessee is responsible for all costs associated with the repair or replacement of any and all Improvements.

XVI.                        CONDEMNATION

A.                                                      Definitions.  The following definitions apply in construing provisions of this Lease relating to a taking to all or any part of the Premises or Improvements by eminent domain or inverse condemnation:

1.                                      Taking means the taking of fee title, by eminent domain for any public or quasi-public use under any statute.  The transfer of title may be either a transfer resulting from the recording of a final order in condemnation or a voluntary transfer or conveyance to the condemning agency or entity under threat of condemnation, in avoidance of an exercise of eminent domain, or while condemnation proceedings are pending. The taking shall be considered to take place as of the later of (i) the date actual physical possession is taken by the condemnor or (ii) the date on which the right to compensation and damages accrues under the law applicable to the Premises.

2.                                      Total taking means the taking of the fee title to all the Premises and the Improvements, which shall be considered to include any offsite improvements effected by Lessee to serve the Premises or the Improvements on the Premises.

3.                                      Substantial taking means the taking of so much of the Premises or Improvements or both that the following conditions result:

(a)                                  The remaining Premises would not be economically and feasibly used by Lessee; and

(b)                                 A reasonable amount of reconstruction would not make the remaining Premises and Improvements reasonably suited for Lessee’s continued occupancy and use pursuant to Section IV.

4.                                      Partial taking means any taking of the fee title that is not either a total or a substantial taking.

5.                                      Notice of intended taking means a notice or notification expressing an existing intention of taking as distinguished from a mere preliminary inquiry or proposal. It includes but is not limited to the service of a condemnation summons and complaint on a party to this Lease.  The notice is considered to have been received when a party to this Lease receives from the condemning agency or entity a notice of intended taking, in writing, containing a description or map of the taking reasonably defining the extent of the taking.

6.                                      Award means compensation paid for the taking whether pursuant to judgment or by agreement or otherwise.

B.                                                        Condemnation Notices.

The party receiving any notice of the kinds specified below shall promptly give the other party notice of the receipt, contents, and date of the notice received:

1.                                      Notice of intended taking;

2.                                      Service of any legal process relating to condemnation of the Premises or Improvements;

3.                                      Notice in connection with any proceedings or negotiations with respect to such a taking; or

4.                                      Notice of intent or willingness to make or negotiate a private purchase, sale, or transfer in lieu of condemnation.

C.                                                        Condemnation Proceedings.

Lessor, Lessee, and all persons and entities holding under Lessee shall each have the right to represent its respective interest in each proceeding or negotiation with respect to a taking or intended taking and to make full proof of its claims.  No agreement, settlement, sale, or transfer to or with the condemning authority shall be made without the consent of Lessor and Lessee. Lessor and Lessee each agrees to execute and deliver to the other any instruments that may be required to effectuate or facilitate the provisions of this Lease relating to condemnation.

D.                                                       Effect of Taking.

On a total taking, Lessee’s obligation to pay rent shall terminate on, and Lessee’s interest in the leasehold shall continue until, the date of taking.

If a taking is so substantial that it is a substantial taking, Lessee may, by notice to Lessor given within 30 days after Lessee receives notice of intended taking, elect to treat the taking as a substantial taking. If Lessee does not so notify Lessor, the taking shall be deemed a partial taking.  If Lessee gives such notice and Lessor gives Lessee notice disputing Lessee’s contention within 15 days following Lessee’s notice, the dispute shall be promptly determined by arbitration. If Lessor gives no such notice, the taking shall be considered a substantial taking. A substantial taking shall be treated as a total taking if (1) Lessee delivers possession to Lessor within 30 days after determination that the taking was a substantial taking, and (2) Lessee is not in default under the Lease and has complied with all Lease provisions concerning apportionment of the award. If these conditions are not met, the taking shall be treated as a partial taking.

Lessee may continue to occupy the Premises and Improvements until the condemnor takes physical possession. However, at any time following notice of intended total taking, or within the time limit specified for delivering possession in the provision on substantial taking, Lessee may elect to deliver possession of the Premises to Lessor before the actual taking.  The election shall be made by notice declaring the election and covenanting to pay all rents required under this Lease to the date of taking.  Lessee’s right to apportionment of or compensation from the award pursuant to Section XVI(E) below shall then accrue as of the date that Lessee goes out of possession.

E.                                                         Apportionment of Award.

On a total taking or a substantial taking considered as a total taking pursuant to Section XVI(D), all sums, including damages and interest, awarded for the fee or the leasehold or both shall be deposited promptly with a national banking association as escrow agent and shall be apportioned in the following order of priority:

First, all real and personal property taxes constituting a lien on the Premises or Improvements.

Second, the balance due under any Leasehold Mortgage.

Third, to Lessee an amount which is the sum of the value for the Improvements then existing on the Premises, the value of Lessee’s leasehold interest in the Premises, and severance damages less any amounts previously paid for the balance due under any Leasehold Mortgage.

Fourth, to Lessor the remainder of said award.

F.                                                         Partial Taking.

On a partial taking, this Lease shall remain in full force and effect, covering the remaining property.

Promptly after a partial taking, at Lessee’s expense and in the manner specified in provisions of this Lease relating to maintenance, repairs, and alterations, Lessee shall repair, alter, modify, or reconstruct the Improvements (hereafter referred to as restoring) so as to make them a practical improvement.

On a partial taking, all sums, including damages and interest, awarded for the fee title or the leasehold or both, shall be deposited promptly with a national banking association as escrow agent and shall be distributed and disbursed in the following order of priority:

First, to the cost of restoring the Improvements, plus any amount assessed, awarded, paid or incurred to remove or relocate subtenants, plus any amount awarded for detriment to business.

Second, to Lessee a sum equal to the value of the Premises taken.  Lessee may, at Lessee’s election, direct disbursement of this portion to any mortgagee under any note executed by Lessee.

XVII.                    DEFAULT

Each of the following events shall be a default by Lessee and a breach of this Lease:

A.                                                      Vacation or abandonment of the Premises by Lessee.

B.                                                        Failure by Lessee to make any payment of rent or any other payment required to be made by Lessee hereunder within 15 days of receipt of written notice form Lessor specifying such default.

C.                                                        Failure by Lessee to observe or perform any of the covenants, conditions, or provisions of this Lease where such failure continues for a period of 30 days after written notice by Lessor to Lessee; provided, however, that if the nature of Lessee’s default is such that more than 30 days are reasonably required for its cure, then Lessee shall not be deemed to be in default if Lessee commences a cure within the 30-day period and thereafter diligently prosecutes the cure to completion.

D.                                                       The subjection of any right or interest of Lessee to attachment, execution, or other levy, or to seizure under legal process, if not released within 15 days.

E.                                                         The appointment of a receiver to take possession of the Premises or Improvements or of Lessee’s interest in the leasehold estate or of Lessee’s operations on the Premises for any reason, including but not limited to, assignment for benefit of creditors or voluntary or involuntary bankruptcy proceedings, which is not discharged within 60 days of appointment.

F.                                                         An assignment by Lessee for the benefit of creditors or the filing of a voluntary or involuntary petition by or against Lessee under any law for the purpose of adjudicating Lessee a bankrupt; or for extending time for payment, adjustment, or satisfaction of Lessee’s liabilities; or for reorganization dissolution, or arrangement on account of or to prevent bankruptcy or insolvency; unless the assignment or proceeding, and all consequent orders, adjudications, custodies, and supervisions are dismissed, vacated, or otherwise permanently stayed or terminated within 60 days after the assignment, filing, or other initial event.

G.                                                        Recordation of a Notice of Default under any Leasehold Mortgage.

XVIII.                REMEDIES

If any default by Lessee shall continue uncured following notice of default as required by this Lease, for the applicable cure period, Lessor may (i) enforce all of Landlord’s rights and remedies allowed by law and (ii) exercise the Rent Adjustment pursuant to Section 4(a) of the Development Agreement if the Rent Adjustment has not been previously exercised.

XIX.                       GENERAL PROVISIONS

A.                                                      Good Faith.

Whenever in this Lease a party has the right to approve an act of another party, the former shall exercise such discretion in good faith and according to normal commercial standards.  Similarly, where a party is required to satisfy a condition or complete an act in a certain fashion or within a specified time period, that party shall pursue such objectives in good faith and make all reasonable efforts to accomplish the same; the other party shall likewise in good faith cooperate and assist the other party in accomplishing this task.

B.                                                        Other Instruments.

The parties hereto shall, whenever and as often as reasonably requested to do so by the other party, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered any and all documents and instruments as may be necessary, expedient or proper in the reasonable opinion of the requesting party to carry out the intent and purpose of this Lease.

C.                                                        Captions, Headings and Exhibits.

The captions and headings of this Lease are for convenience only and have no force and effect in the interpretation or construction of this Lease.  All exhibits attached hereto are by this reference incorporated herein as though fully set forth in this Lease.

D.                                                       Severability.

If any term, provision, covenant or condition of this Lease shall be or become illegal, null, void or against public policy, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining provisions of this Lease shall remain in full force and effect and shall not be affected, impaired or invalidated thereby.  The term, provision, covenant or condition that is so invalidated, voided or held to be unenforceable shall be modified or changed by the parties to the extent possible to carry out the intentions and directives set forth in this Lease.

E.                                                         Counterparts.

This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

F.                                                         Successors and Assigns.

Except as restricted herein, this Lease shall be binding on and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

G.                                                        Waiver.

The waiver of any breach of any provision hereunder by any party to this Lease shall not be deemed to be a waiver of any preceding or subsequent breach hereunder, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

H.                                                       Governing Law.

The validity and interpretation of this Lease shall be governed by the laws of the State of California, with venue for all purposes to be proper only in the County of Santa Barbara, State of California.

I.                                                            Notices.

All notices, approvals, acceptances, demands and other communications required or permitted hereunder, to be effective, shall be in writing, and shall be delivered either in person or by mailing the same by United States mail (postage prepaid, registered or certified, return receipt requested), by Federal Express or other similar overnight delivery service, or by confirmed facsimile transmission to the party to whom the notice is directed at the address of such party as follows:

To Lessor:	Carpinteria Bluffs, LLC
c/o Venoco, Inc.
General Counsel
6267 Carpinteria Avenue Suite 100
Carpinteria, California 93013
Phone (805) 745-2253
Fax (805) 745-1816

With copy to:	Davis O’Connor, Esq.
Holland & Hart LLP
555 - 17th Street, Suite 3200
Denver, Colorado 80202-3979
Phone: 303-295-8081
Fax: 303-295-8261 or 8204

To Lessee:	Venoco, Inc.
General Counsel
6267 Carpinteria Avenue Suite 100
Carpinteria, California 93013
Phone (805) 745-2253
Fax (805) 745-1816

With copy to:	David W. Van Horne, Esq.
Price Postel & Parma LLP
200 East Carrillo Street, Suite 400
Santa Barbara, California 93101-2190
Phone: 805-962-0011
Fax: 805-965-3978

Any written communications given by mail shall be deemed delivered two business days after such mailing date and any written communications given by overnight delivery service shall be deemed delivered one business day after the dispatch date.  Facsimile transmissions shall be deemed delivered upon receipt by the receiving number.  A party may change their address by giving the other party written notice of their new address as herein provided.

J.                                                           Attorneys’ Fees.

If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Lease, the party, if any, prevailing on the more substantial portion of its claims and defenses shall be entitled to recover actual attorneys’ fees, which may be determined by the court in the same action or in a separate action brought for that purpose.  The attorneys’ fees shall not be computed in accordance with any court schedule but shall be made as to fully reimburse for all attorneys’ fees, paralegal fees, costs and expenses actually incurred in good faith.  This Section XIX(J) shall be applied pursuant to the provisions of California Civil Code Section 1717.

K.                                                       Arbitration.

Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Lease shall be resolved, at the request of either party, by binding arbitration by a retired judge mutually agreed upon by the parties and appointed pursuant to the provisions of California Code of Civil Procedure Sections 638(1) et seq., and Sections 1281 et seq., with said arbitration to be conducted in accordance with the above statutory provisions and the California Civil Procedure and Evidence Codes.  The parties intend this general reference agreement to be specifically enforceable in accordance with Code of Civil Procedure Section 638(1).  If the parties cannot agree upon a retired judge, one shall be appointed by the Presiding Judge of the Superior Court of Santa Barbara County, State of California.

L.                                                         Entire Agreement; Amendment.

Except as otherwise stated in this Lease, this Lease contains the entire agreement between the parties hereto with respect to its subject matter.  All prior agreements, understandings, representations or negotiations are hereby superseded, terminated and cancelled in their entirety, and are of no further force or effect.  No promises, representations, warranties or covenants not included in this Lease, either oral or written, have been or are relied upon by any party.

(Signature page follows)

IN WITNESS WHEREOF, the following have executed this Lease as of the day and year first above written.

LESSOR

Carpinteria Bluffs, LLC, a Colorado limited liability company

By	/s/ Timothy Marquez
Timothy Marquez
Manager

LESSEE
Venoco, Inc., a Delaware corporation

By	/s/ William Schneider
William Schneider
President